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                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

     CHOICES ENTERTAINMENT CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     FIRST: That at a meeting of the Board of Directors of Choices Entertainment Corporation (the "Corporation"), resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of this Corporation for consideration thereof. The resolutions setting forth the proposed amendment are as follows:

     RESOLVED: That the Certificate of Incorporation of the Corporation be amended by changing Article Second thereof so that, as amended said Article shall be and read as follows:

           "SECOND: The name of the Corporation, hereinafter is:

                                   CECS CORP."

     RESOLVED: That the Certificate of Incorporation of the Corporation be amended by changing the first sentence of ARTICLE SIXTH thereof so that, as amended, said sentence of ARTICLE SIXTH shall be and read as follows:

           "SIXTH: The total number of shares of capital stock of all classes which the Corporation has authority to issue is Two Hundred Fifty Million (250,000,000) shares, having an aggregate par value of Two Million Five Hundred Thousand Dollars ($2,500,000), and divided into Two Hundred Million (200,000,000) shares of common stock with a par value of One Cent ($0.01) per share, and Fifty Million (50,000,000) shares of preferred stock with a par value of One Cent ($0.01) per share."


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     SECOND: That thereafter, at the regular meeting of the stockholders of the Corporation which was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, the necessary number of shares as required by statute were voted in favor of the amendment.

    THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law Of the State of Delaware.

     IN WITWESS WHEREOF, said corporation, Choices Entertainment Corporation, has caused this certificate to be signed by its President and attested by its Assistant Secretary, this 18th day of July, 2000.

ATTEST:                                CHOICES ENTERTAINMENT CORPORATION


By: /s/                                By: /s/
    -------------------------------        -------------------------------
    Jenny J. Kim,                          Tracy M. Shier
    Assistant Secretary                    President